                                                                    EXHIBIT 23.1

                         CONSENT OF INDEPENDENT AUDITORS

The Board of Directors
Buffalo Wild Wings, Inc.

We consent to the use of our reports dated February 6, 2003, except as to note 1(q) which is as of April 14, 2003, notes 7(a) and (d) which are as of September 4, 2003 and notes 7(c) and 15 which are as of September 9, 2003, with respect to the consolidated balance sheets of Buffalo Wild Wings, Inc. and subsidiaries as of December 30, 2001 and December 29, 2002, and the related consolidated statements of earnings, stockholders' equity and cash flows for each of the fiscal years in the three-year period ended December 29, 2002 and related financial statement schedule, incorporated herein by reference.

                                                  /s/ KPMG LLP

Minneapolis, MN
November 24, 2003